Exhibit 10.5

EXECUTION VERSION

INTERMEDIA.NET, INC.

MICHAEL GOLD AMENDED & RESTATED EMPLOYMENT AGREEMENT

This Amended & Restated Employment Agreement (the “Agreement”) is entered by and between Intermedia.net, Inc. (the “Company”) and Michael Gold (“Executive”).

WHEREAS, it is anticipated that there will be an investment by investment funds and/or entities affiliated with Madison Dearborn Partners, LLC (“MDP”) in Ivy Parent Holdings, LLC (“Parent”) in connection with Parent’s direct or indirect acquisition of Intermedia Holdings, Inc., a parent of the Company (the consummation of the investment, the “Closing”);

WHEREAS, the Company and Executive were parties to the Employment Agreement, dated as of June 10, 2011, as amended effective December 7, 2011, executed by the Company and Executive (as amended to date, the “Prior Agreement”); and

WHEREAS, the Company and Executive desire to amend and restate the Prior Agreement in its entirety by executing this Agreement;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree that the Prior Agreement is hereby amended and restated in its entirety and this Agreement hereby replaces and supercedes in all respects the prior Agreement.

1. Duties and Scope of Employment.

(a) Positions and Duties. As of the date of the Closing (the “Effective Date”), Executive will continue to serve as the Company’s Chief Executive Officer. Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the Board of Managers (the “Board”) of Parent. The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”

(b) Board Membership. Executive will serve as a member of the Board, subject to any required Board and/or member approval. However, if Executive is asked to resign from the Board or if he is removed from the Board for any reason, Executive agrees that these circumstances will not constitute grounds for a resignation for “Good Reason” (as defined below).

(c) Obligations. During the Employment Term, Executive will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board.

(d) Reporting Relationship and Work Location. Executive will report directly to the Board. Executive’s primary work location for the performance of his duties under this Agreement shall be the Company’s principal offices in Mountain View, California, subject to reasonable business travel as required by the Company.

2. At-Will Employment. The parties agree that Executive’s employment with the Company will be “at will” employment and may be terminated at any time with or without cause or notice. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company. However, as described in this Agreement, Executive may be entitled to severance and other benefits depending on the circumstances of Executive’s termination of employment with the Company.

3. Compensation.

(a) Base Salary. During the Employment Term, the Company will pay Executive an annual salary of $450,000 as compensation for his services (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings. Executive’s salary will be subject to review annually at the beginning of each calendar year and may be increased based upon the Company’s normal performance review practices.

(b) Annual Bonus. Executive will be eligible to receive an annual calendar year bonus of up to one hundred percent (100%) of Executive’s Base Salary, less applicable withholdings (“Target Amount”), as determined by the Board based upon the achievement by Executive and by Parent and its subsidiaries of performance objectives and metrics with respect to each calendar year (the “Annual Bonus”). In addition, Executive will have the opportunity to receive additional bonus awards in excess of the Target Amount, as determined by the Board in its discretion. Except as otherwise provided in Section 7(b), receipt of the Annual Bonus is contingent upon Executive’s continued employment with the Company through the end of the applicable period. Except as otherwise provided in Section 7(b), no “pro-rated” or partial bonus will be provided if the performance goals are not satisfied unless approved by the Board in its sole discretion. The Annual Bonus, or any portion thereof, will be paid as soon as practicable after the Board determines that the Annual Bonus has been earned, but in no event shall me Annual Bonus be paid after the later of (i) the fifteenth (15th) day of the third (3rd) month following the close of the Company’s taxable year in which the Annual Bonus is earned or (ii) March 15 following the calendar year in which the Annual Bonus is earned.

4. Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

5. Vacation. Executive will be entitled to Paid Time Off (“PTO”) in accordance with the Company’s PTO policy, provided that Executive shall be entitled to accrue at least twenty (20) days of PTO each calendar year, subject to any Company policy on the maximum amount of such accruals.

6. Expenses. The Company will reimburse Executive fc reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as set by the audit committee as in effect from time to time. The Company also agrees to reimburse Executive for his legal fees in connection with the review of this Agreement and related documentation in an amount up to but not exceeding $10,000 (the “Legal Expenses”). In order to receive reimbursement for Legal Expenses, Executive must provide valid receipts for these Legal Expenses within sixty (60) days of the Effective .ate, and such Legal Expenses will be reimbursed to Executive within thirty (30) days of the date the reimbursement request is submitted.

7. Severance.

(a) Payment of Accrued Obligations. Upon Executive’s termination of employment for any reason during the Employment Period, the Company will pay to Executive (or to his heirs or estate, in the event of Executive’s death), within ten (10) days after the date of termination (except for payments under any benefit plan, payment of which is governed by the terms of such plan, or as otherwise provided herein) or sooner if required by applicable law, any Accrued Obligations. For clarity, Executive shall not be required to execute a release and waiver of claims as provided for in Section 8(a) as a condition to the payment of the Accrued Obligations.

(b) Voluntary Resignation for Good Reason or Termination for other than Cause, Death or Disability. If Executive resigns from employment for Good Reason, or if the Company (or any parent or subsidiary or successor of the Company) terminates Executive’s employment with the Company other than for Cause, death or Disability, then, in each case, subject to Section 8, Executive will be entitled to (i) continuing payments of severance pay at a rate equal to Executive’s Base Salary, as then in effect, for eighteen (18) months from the date of such termination, which will be paid in accordance with the Company’s regular payroll procedures and less any applicable withholding, beginning on the Company’s first regularly scheduled payroll date after the Release Effective Date; (ii) a pro-rated portion of his Target Amount for the year during which he terminates his employment (pro-rated by multiplying the total Target Amount by a ratio, the numerator of which is equal to the number of days Executive was employed by the Company during the applicable year and the denominator of which is equal to 365), determined in accordance with Section 3(b) above only for the year during which such termination or resignation occurs, which amount shall be paid by a lump sum cash payment within seven (7) days of the Release Effective Date; and (iii) if Executive is participating in the group health insurance plans of the Company on the effective date of his termination, and Executive timely elects and remains eligible for continued coverage under COBRA, or, if applicable, state insurance laws, the Company shall pay directly to the applicable carrier as and when due that portion of Executive’s COBRA premiums that the Company was paying on behalf of Executive and his eligible dependents, if any, for such group health coverage immediately prior to the termination, subject to applicable tax withholdings, until the earliest of (a) the expiration of the eighteen (18) month period after the date of Executive’s termination, (b) the expiration of the COBRA continuation period for which Executive is eligible, and (c) the date Executive obtains comparable health care insurance coverage from any other source (such period, the “COBRA Payment Period”); provided, however, that if the Company determines, in its sole discretion, that it cannot provide the COBRA benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue the group health coverage for him and his dependents in effect on the date of his termination of employment (which amount will be based on the pre m for the first month of COBRA coverage), which payments will be made regardless of whether Executive elects COBRA continuation coverage. Executive agrees to promptly notify the Company upon obtaining comparable health insurance coverage. Notwithstanding the above, in any situation in which the time period for Executive to provide an irrevocable Release under Section 8(a) of this Agreement following his termination of employment spans across two calendar years (i.e., assuming the parties use the maximum allowable time under Section 8(a)), then severance payments under Section 7(b) shall not begin until the Company’s first payroll date in the later tax year if such severance payments are subject to Section 409A of the Code and if this delay is necessary to avoid the imposition of taxes or penalties under Section 409A.

(c) Voluntary Resignation for other than Good Reason or Termination for Cause. If Executive’s employment with the Company (or any parent or subsidiary or successor of the Company) is terminated voluntarily by Executive without Good Reason or for Cause by the Company, then all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned and Accrued Obligations).

(d) Termination Due to Death or Disability. If Executive’s employment with the Company (or any parent or subsidiary or successor of the Company) is terminated due to Executive’s death or Disability, then all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned and Accrued Obligations).

(e) Exclusive Remedy. In the event of a termination of Executive’s employment with the Company (or any parent or subsidiary or successor of the Company), the provisions of this Section 7 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement. Executive will be entitled to no severance or other benefits upon termination of employment other than those benefits expressly set forth in this Section 7.

8. Conditions to Receipt of Severance; No Duty to Mitigate.

(a) Separation Agreement and Release of Claims. The receipt of any severance pursuant to Section 7(b) will be subject to Executive signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Release”). The Company will provide such Release to Executive within five (5) days after the date of termination of his employment, and the Release must be executed by Executive and returned to the Company no later than twenty-one (21) days after Executive’s receipt of the Release (“Release Deadline”). The date on which the Release is effective and can no longer be revoked by Executive under any statutory revocation period that applies to the Release is known as the “Release Effective Date.” If the Release is not executed by Executive by the Release Deadline, or if the Release is revoked by Executive before the Release Effective Date, then Executive will forfeit any rights to severance or benefits under Section 7(b) of this Agreement. In no event will severance payments or benefits be paid or provided until the Release becomes effective and irrevocable.

(b) Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Code Section 409A, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-l(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A. For clarity, if Executive terminates employment with the Company in a manner entitling him to severance pay and benefits under Section 7 of this Agreement but does not incur a separation of service within the meaning of Section 409A, then any severance pay or benefits that are Deferred Payments and which are not immediately payable under this provision will instead be paid to Executive when he incurs a separation of service for purposes of Section 409A, notwithstanding that Executive may no longer be employed under this Agreement.

(ii) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Payments that are payable within the first six (6) months following Executive’s separation from service will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iii) Any amount paid under this Agreement that satisfies the requirements of the “short term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purpose of clause (i) above.

(iv) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-l(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of clause (i) above.

(v) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A md any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate, or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A. At its sole discretion, the Board may determine to pay Executive an additional amount to fully gross up Executive for any additional taxes or penalties that Executive may owe as a result of Section 409A.

(vi) Each installment of severance pay and each payment and benefit paid under this Agreement is intended to be a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

(vii) Notwithstanding anything to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement during any tax year of the Executive shall not affect in-kind benefits or reimbursements to be provided in any other tax year of the Executive, except for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by Executive and if timely submitted, reimbursement payments shall be made to the Executive as soon as administratively practicable following such submission, but in no event later than December 31st of the calendar year following the calendar year in which the expense was incurred. In no event shall Executive be entitled to any reimbursement payments after December 31st of the calendar year following the calendar year in which the expense was incurred. This paragraph shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to Executive.

(c) Confidential Information Agreement. Executive’s receipt of any payments or benefits under Section 7 will be subject to Executive continuing to comply with the terms of the Confidential Information Agreement (as defined in Section 11).

(d) No Duty to Mitigate. Executive will n it be required to mitigate the amount of ay payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

9. Definitions.

(a) Accrued Obligations. For purposes of this Agreement, “Accrued Obligations” means (i) Executive’s fully earned but unpaid Base Salary through the date of termination; (ii) any Annual Bonus earned for already completed calendar years as of the date of termination under the Company’s bonus program, but not yet paid to Executive; (iii) any amounts payable to Executive under any of the benefit plans of the Company in accordance with the terms of such plans; (iv) any accrued but unpaid vacation or PTO, in accordance with the terms of the Company’s vacation plan or PTO policies; and (v) any unreimbursed expenses incurred by Executive under Section 6 of this Agreement.

(b) Cause. For purposes of this Agreement, “Cause” is defined as (i) an act of dishonesty by Executive in connection with Executive’s responsibilities as an employee; (ii) executive’s conviction of, or plea of nolo contendere to a felony or any crime involving fraud, embezzlement or any other act of moral turpitude; (iii) Executive’s gross misconduct committed in the performance of his services as an employee or member of the Board, (iv) Executive’s willful unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of Executive’s relationship with the Company; or (v) Executive’s willful breach of any material obligations under any written agreement or covenant with the Company.

(c) Disability. For purposes of this Agreement, “Disability” means that Executive, at the time notice is given, has been unable to substantially perform his duties under this Agreement for not less than one hundred twenty (120) work days within a twelve (12) consecutive month period as a result of his incapacity due to a physical or mental condition and, if reasonable accommodation is required by law, after any reasonable accommodation.

(d) Code. For purposes of this Agreement, “Code” means the Internal Revenue Code of 1986, as amended.

(e) Good Reason. For the purposes of this Agreement, “Good Reason” means Executive’s resignation within thirty (30) days following the expiration of any Company cure period (discussed below) follow. the occurrence of one or more of the following, without Executive’s express written consent: (i) the removal of Executive from the position of Chief Executive Officer, which results in a material diminution of Executive’s authority, duties or responsibilities, unless Executive is provided with a comparable position (i.e., a position of equal or greater or organizational level, duties, authority, compensation and status); provided, however, that the removal of the position of Chief Executive Officer solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Executive Officer of the Company remains as such following a change of control but is not made the Chief Executive Officer of the acquiring corporation) will not constitute “Good Reason”; (ii) a material reduction in Executive’s Base Salary (except where there is a reduction applicable to the management team generally and provided that the reduction to Executive’s Base Salary is proportionate to other management team members); (iii) a material change in the geographic location of Executive’s primary work facility or location; provided, that a relocation of less than fifty (50) miles from Executive’s then present location will not be considered a material change in geographic location; (iv) a change in Executive’s reporting relationship that results in Executive no longer reporting directly to the Board (except in the case of a change of control); or (v) a material breach by the Company of any of the material terms of this Agreement. Executive will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date the Company receives such notice during which such condition must not have been cured.

(f) Section 409A Limit. For purposes of this Agreement, “Section 409A Limit” will mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding the Executive’s taxable year of his or her separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(l) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which Executive’s separation from service occurred.

10. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 10, would not be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits will be either:

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. If a reduction in the severance and other benefits constituting “parachute payments” is necessary so that no portion of such severance benefits is subject to the excise tax under Section 4999 of the Code, the reduction shall occur in the following order: (1) reduction of each of the severance payments; (2) cancellation of accelerated vesting of equity awards; and (3) reduction of continued employee benefits. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive s equity awards.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 10 will be made in writing by an independent firm immediately prior to a change of control (the “Firm”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 10, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 2800 and 4999 of the Code. The Company and Executive will furnish to the Firm such information and document as the Firm may reasonably request in order to make a determination under this Section 10. The Company will bear all costs the Firm may reasonably incur in connection with any calculations contemplated by this Section 10.

11. Confidential Information. Executive acknowledges that he is party to the Company’s standard Employee Confidentiality, Assignment, Covenants and Arbitration Agreement (the “Confidential Information Agreement”) and the Confidential Information Agreement will remain in full force and effect.

12. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s tight to compensation or other benefits will be null and void.

13. Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well-established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Intermedia.net, Inc.

c/o Madison Dearborn Partners, LLC

Three First National Plaza

70 West Madison, Suite 4600

Chicago, Illinois 60602

Attention: [***********]

Facsimile No.: [***********]

Email: [***********]

with a copy to (which shall not constitute notice):

Intermedia.net, Inc.

825 E. Middlefield Rd.

Mountain View, CA 94043

Attention: [***********]

Email: [***********]

If to Executive:

at the last residential address known by the Company.

14. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

15. Arbitration.

(i) Arbitration. If consideration of Executive’s employment with the Company, its promise to arbitrate all employment-related disputes, and Executive’s receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from

Executive’s employment with the Company or termination thereof, including any breach of this Agreement, will be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1281.8 (the “Act”), and pursuant to California law. The Federal Arbitration Act shall also apply with full force and effect, notwithstanding the application of procedural rules set forth under the Act.

(b) Dispute Resolution. Disputes that Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under local, state, or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes Oxley Act, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, claims of harassment, discrimination, and wrongful termination, and any statutory or common law claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(c) Procedure. Executive agrees that any arbitration will be administered by JAMS, The Resolution Experts (“JAMS”), pursuant to its Employment Arbitration Rules & Procedures (the “JAMS Rules”). The arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, motions to dismiss and demurrers, and motions for class certification, prior to any arbitration hearing. The arbitrator shall have the power to award any remedies available under applicable law, and the arbitrator shall award attorneys’ fees and costs to the prevailing party, except as prohibited by law. The Company will pay for any administrative or hearing fees charged by the administrator or JAMS, and all arbitrator’s fees, except that Executive shall pay any filing fees associated with any arbitration that Executive initiates, but only so much of the filing fee as Executive would have instead paid had Executive filed a complaint in a court of law. Executive agrees that the arbitrator shall administer and conduct any arbitration in accordance with California law, including the California Code of Civil Procedure and the California Evidence Code, and that the arbitrator shall apply substantive and procedural California law to any dispute or claim, without reference to the rules of conflict of Law. To the extent that the JAMS Rules conflict with California law, California law shall take precedence. The decision of the arbitrator shall be in writing. Any arbitration under this Agreement shall be conducted in Santa Clara County, California.

(d) Remedy. Except as provided by the Act, arbitration shall be the sole, exclusive, and final remedy for any dispute between Executive and the Company. Accordingly, except as provided by the Act and this Agreement, neither Executive nor Company will be permitted to pursue court action regarding claims that are subject to arbitration.

Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

(e) Administrative Relief. Executive is not prohibited from pursuing an administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Workers’ Compensation Board. However, Executive may not pursue court action regarding any such claim, except as permitted by law.

(f) Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understands it, including that EXECUTIVE IS WAIVING EXECUTIVE’S RIGHT TO A JURY TRIAL. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

16. Integration. This Agreement, together with the Confidential Information Agreement, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous, agreements whether written or oral. This Agreement may be modified only by agreement of the parties by a written instrument executed by the parties that is designated as an amendment to this Agreement.

17. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

18. Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

19. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

20. Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

21. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

22. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

23. Survival. Sections 7 and 8 of this Agreement shall survive termination of this Agreement and shall remain in effect until the parties obligations thereunder have been satisfied in full. Any other provisions of this Agreement that must remain effective after the termination of the Agreement in order to effectuate the parties intent shall survive termination of the Agreement for as long as necessary to effectuate such intent.

24. Directors and Officers Liability Insurance. The Company agrees to maintain in effect directors and officers liability insurance coverage for Executive on the same terms and conditions that me Company establishes and makes available to its executive employees.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, as of the day and year first above written.

COMPANY:

Intermedia.net, Inc.

By:	/s/ Robert Tirva

Name:	Robert Tirva
Title:	Chief Financial Officer and Secretary

Signature Page to Employment Agreement

EXECUTIVE:

/s/ Michael Gold
Michael Gold

Signature Page to Employment Agreement